COLLATERAL AGREEMENT

dated and effective as of

April 21, 2008,

among

BERRY PLASTICS CORPORATION,

each Subsidiary of the Company
identified herein,

and

WELLS FARGO BANK, N.A.,
as Collateral Agent

THIS COLLATERAL AGREEMENT IS SUBJECT TO THE PROVISIONS OF (1) THE SECOND AMENDED AND RESTATED SENIOR LENDER PRIORITY AND INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY 5, 2008 AMONG BERRY PLASTICS GROUP, INC., THE COMPANY, CERTAIN OF ITS SUBSIDIARIES, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, AS TERM FACILITY ADMINISTRATIVE AGENT AND TERM FACILITY COLLATERAL AGENT, BANK OF AMERICA, N.A., AS REVOLVING FACILITY ADMINISTRATIVE AGENT AND REVOLVING FACILITY COLLATERAL AGENT, AND BANK OF AMERICA, N.A. AS BRIDGE LOAN ADMINISTRATIVE AGENT AND BRIDGE LOAN COLLATERAL AGENT, SUPPLEMENTED AS OF THE DATE HEREOF THROUGH THE EXECUTION AND DELIVERY OF A JOINDER AGREEMENT BY THE TERM FACILITY ADMINISTRATIVE AGENT, THE TERM LOAN COLLATERAL AGENT, THE REVOLVING FACILITY ADMINISTRATIVE AGENT, THE REVOLVING FACILITY COLLATERAL AGENT, THE COLLATERAL AGENT, THE TRUSTEE, THE COMPANY AND CERTAIN OF ITS SUBSIDIARIES AND BERRY PLASTICS GROUP, INC., (2) THE SECOND AMENDED AND RESTATED INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY 5, 2008 AMONG BERRY PLASTICS GROUP, INC., THE COMPANY, CERTAIN OF ITS SUBSIDIARIES, CREDIT SUISSE, CAYMAN ISLANDS BRANCH AND BANK OF AMERICA, N.A., EACH IN THEIR CAPACITY AS FIRST LIEN AGENT, BANK OF AMERICA, N.A., AS BRIDGE LOAN ADMINISTRATIVE AGENT AND BRIDGE LOAN COLLATERAL AGENT AND WELLS FARGO BANK, N.A., AS SECOND PRIORITY NOTES TRUSTEE, SUPPLEMENTED AS OF THE DATE HEREOF THROUGH THE EXECUTION AND DELIVERY OF A JOINDER AGREEMENT BY CREDIT SUISSE, CAYMAN ISLANDS BRANCH AND BANK OF AMERICA, N.A., EACH IN THEIR CAPACITY AS FIRST LIEN AGENTS, THE COLLATERAL AGENT, THE TRUSTEE AND THE SECOND PRIORITY NOTES TRUSTEE, THE COMPANY AND CERTAIN OF ITS SUBSIDIARIES, AND BERRY PLASTICS GROUP, INC.,  AND (3) THE SENIOR FIXED COLLATERAL PRIORITY AND INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY 5, 2008 AMONG BERRY PLASTICS GROUP, INC., THE COMPANY, CERTAIN OF ITS SUBSIDIARIES, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, AS TERM FACILITY ADMINISTRATIVE AGENT AND TERM FACILITY COLLATERAL AGENT, AND BANK OF AMERICA, N.A. AS BRIDGE LOAN ADMINISTRATIVE AGENT AND BRIDGE LOAN COLLATERAL AGENT, SUPPLEMENTED AS OF THE DATE HEREOF THROUGH THE EXECUTION AND DELIVERY OF A JOINDER AGREEMENT BY THE TERM FACILITY ADMINISTRATIVE AGENT, THE TERM LOAN COLLATERAL AGENT, THE COLLATERAL AGENT, THE TRUSTEE, THE COMPANY AND CERTAIN OF ITS SUBSIDIARIES, AND BERRY PLASTICS GROUP, INC., AS SET FORTH MORE FULLY IN SECTION 9.18 HEREOF.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT

AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS.

Schedules

Schedule I                  Subsidiary Parties
Schedule II                 Pledged Stock; Debt Securities
Schedule III                Intellectual Property
Schedule IV                Filing Offices
Schedule V                  Mortgaged Real Properties

Exhibits

Exhibit I                      Form of Supplement to the Collateral Agreement
Exhibit II                     Form of Perfection Certificate

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COLLATERAL AGREEMENT dated and effective as of April 21, 2008 (this “Agreement”), among Berry Plastics Corporation (the “Company”), each subsidiary of the Company identified herein as a party (each such Subsidiary, together with any Subsidiary of the Company that becomes a party hereto pursuant to Section 9.16, a “Subsidiary Party”) and WELLS FARGO BANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

WHEREAS, pursuant to the terms, conditions and provisions of (a) the Indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the Subsidiary Parties and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), and (b) the Purchase Agreement dated as of April 16, 2008 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Purchase Agreement”), among Berry Plastics Corporation, certain of its subsidiaries, and the several parties named in Schedule I thereto (the “Initial Purchasers”), the Company is issuing $680,600,000 aggregate principal amount of its First Priority Senior Secured Floating Rate Notes due 2015, which will be guaranteed on a first priority senior secured basis by each of the Subsidiary Parties;

WHEREAS, the Company entered into that certain Senior Secured Bridge Loan Credit Agreement dated as of February 5, 2008, among the Company, the lenders party thereto from time to time, Bank of America, N.A. as administrative agent and collateral agent for the lenders, and the other agents party thereto, the outstanding principal amount of which will be repaid in full on the date hereof with the proceeds of the issuance of the Original Securities (as defined in the Indenture);

WHEREAS, pursuant to (i) the Second Amended and Restated Term Loan Credit Agreement dated as of April 3, 2007, among Berry Plastics Group, Inc., a Delaware corporation (“Holdings”), the Company, the lenders party thereto from time to time, Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent for the lenders, and the other agents party thereto and (ii) the Amended and Restated Revolving Credit Agreement, dated as of April 3, 2007, among Holdings, the Company, the subsidiaries of the Company party thereto, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent and collateral agent, and other agents party thereto and (iii) the Second Amended and Restated Collateral Agreement, dated as of April 3, 2007, among the Company, certain subsidiaries of the Company party thereto, the Term Loan Collateral Agent and the Revolving Facility Collateral Agent, the Grantors (as defined below) have granted to the Term Loan Collateral Agent and Revolving Facility Collateral Agent a first-priority lien and security interest in the Collateral (as defined below);

WHEREAS, pursuant to the terms, conditions and provisions of the Indenture dated as of September 20, 2006, among the Company, subsidiaries of the Company parties thereto, and Wells Fargo Bank, N.A., as trustee, the Company issued $525,000,000 aggregate principal amount of its 8 7/8% Second Priority Senior Secured Fixed Rate Notes due 2014 and $225,000,000 aggregate principal amount of its Second Priority Senior Secured Floating Rate Notes due 2014, which were guaranteed on a second priority senior secured basis by each of the subsidiaries party thereto pursuant to, among others, a Collateral Agreement dated as of September 20, 2006 (the “Second Priority Notes Collateral Agreement”) among the

Company, certain subsidiaries of the Company party thereto, and the Second Priority Notes Trustee, as collateral agent;

WHEREAS, Holdings, the Company, certain subsidiaries of the Company, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Bridge Loan Administrative Agent and the Bridge Loan Collateral Agent have entered into a Second Amended and Restated Senior Lender Priority and Intercreditor Agreement dated as of February 5, 2008, as supplemented on the date hereof through the execution and delivery of a joinder agreement by the Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, Holdings, the Company and the Subsidiary Parties, governing the relationship between the Term Loan Collateral Agent, the Revolving Facility Collateral Agent and the Collateral Agent;

WHEREAS, Holdings, the Company, certain subsidiaries of the Company, the Term Facility Administrative Agent, Term Loan Collateral Agent, the Bridge Loan Administrative Agent and Bridge Loan Collateral Agent have entered into a Senior Fixed Collateral Priority and Intercreditor Agreement dated as of February 5, 2008, as supplemented on the date hereof through the execution and delivery of a joinder agreement by the Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, Holdings, the Company and the Subsidiary Parties, governing the relationship between the Term Loan Collateral Agent and the Collateral Agent.

WHEREAS, Holdings, the Company, the Subsidiary Parties, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Bridge Loan Administrative Agent, the Bridge Loan Collateral Agent and the Second Priority Notes Trustee have entered into a Second Amended and Restated Intercreditor Agreement dated as of February 5, 2008, as supplemented on the date hereof through the execution and delivery of a joinder agreement by the Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Second Priority Notes Trustee, Holdings, the Company and the Subsidiary Parties, pursuant to which the lien upon and security interest in the Collateral granted by the Second Priority Notes Collateral Agreement are and shall be subordinated in all respects to the lien upon and security interest in the Collateral granted pursuant to, and subject to the terms and conditions of, this Agreement and the Security Agreement;

WHEREAS, each Grantor is executing and delivering this Agreement pursuant to the terms of the Indenture to induce the Trustee to enter into the Indenture and pursuant to the terms of the Purchase Agreement to induce the Initial Purchasers to purchase the Original Securities;

WHEREAS, the Subsidiary Parties are affiliates of the Company, will derive substantial benefits from the extension of credit to the Company pursuant to the Indenture and are willing to execute and deliver this Agreement in order to induce the Trustee to enter into the Indenture and to induce the Initial Purchasers to purchase the Original Securities; and

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WHEREAS, each Grantor has duly authorized the execution, delivery and performance of this Agreement.

NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants herein contained, and in order to induce the Trustee to enter into the Indenture and the Initial Purchasers to purchase the Original Securities, each Grantor and the Collateral Agent, on behalf of itself and each Secured Party (and each of their respective successors or assigns), hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Indenture.

(a)           Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Indenture.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein.  The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)           The rules of construction specified in Section 1.04 of the Indenture also apply to this Agreement.

Section 1.02. Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Grantor under, with respect to or on account of an Account, Chattel Paper, General Intangibles, Instruments or Investment Property.

“Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Collateral Agent” means the party named as such in this Agreement until a successor replaces it and, thereafter, means the successor.

“Company” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Control Agreement” means a deposit account control agreement, a securities account control agreement or a commodity account control agreement, as applicable, enabling

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the Collateral Agent to obtain “control” (within the meaning of the New York UCC) of any such accounts, in form and substance reasonably satisfactory to the Collateral Agent.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (including, without limitation, any such rights that such Grantor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor:  (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule III.

“Federal Securities Laws” has the meaning assigned to such term in Section 6.03.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Grantor” shall mean the Company and each Subsidiary Party.

“Holder” has the meaning assigned to such term in the Indenture.

“Holdings” has the meaning assigned to such term in the recitals of this Agreement.

“Indenture” has the meaning assigned to such term in the recitals of this Agreement.

“Indenture Documents” means (a) the Indenture, the Securities, the Security Documents and this Agreement and (b) any other related documents or instruments executed and delivered pursuant to the Indenture or any Security Document, in each case, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

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“Initial Purchasers” has the meaning assigned to such term in the recitals of this Agreement.

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by any Grantor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intellectual Property Security Agreement” means a security agreement concerning Intellectual Property in the form hereof or a short form hereof.

 “IP Agreements” means all material Copyright Licenses, Patent Licenses, Trademark Licenses, and all other agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any material Intellectual Property to which a Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth on Schedule III hereto.

“Junior Intercreditor Agreement” refers to the “Second Priority Intercreditor Agreement” as defined in the Indenture.

 “Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Company and its subsidiaries, taken as a whole, or the validity or enforceability of any of the material Note Documents or the rights and remedies of the Trustee, the Collateral Agent and the Holders.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” shall mean (i) all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) owing to the Collateral Agent, the Trustee and the Holders under the Securities, the Indenture and the Security Documents and the due performance and compliance by the Grantors with all of the terms, conditions and agreements contained in the Securities, the Indenture and in Security Documents; (ii) any and all sums advanced by the Collateral Agent in accordance with the Indenture or any of the Security Documents in order to preserve the Collateral or preserve its security interest in the Collateral; and (iii) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Grantors referred to in clause (i) above, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to make, use or sell any invention covered by a Patent, now

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or hereafter owned by any third party (including, without limitation, any such rights that such Grantor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Grantor:  (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III and (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means the Perfection Certificate with respect to the Grantors substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by an Officer of the Company.

“Permitted Liens” means any Lien not prohibited by Section 4.12 of the Indenture.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Possessory Collateral Agent” has the meaning attached to such term in the Senior Fixed Lender Intercreditor Agreement.

“Purchase Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Grantor.

“Second Priority Notes Collateral Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Secured Parties” means (a) the Collateral Agent, (b) each Holder, (c) the beneficiaries of each indemnification obligation undertaken by any Grantor under any

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Indenture Document, (d) the Trustee and (e) the successors and permitted assigns of each of the foregoing.

“Securities” has the meaning assigned to such term in the Indenture.

“Security Documents” means this Agreement, any agreement pursuant to which assets are added to the Collateral or otherwise pledged to secure the Obligations and any other instruments or documents entered into and delivered in connection with any of the foregoing, as such agreements, instruments or documents may from time to time be amended, restated, supplemented or otherwise modified from time to time.

“Senior Fixed Lender Intercreditor Agreement” refers to the “Senior Fixed Collateral Intercreditor Agreement” as defined in the Indenture.

“Senior Lender Claims” has the meaning assigned to such term in the Junior Intercreditor Agreement.

“Senior Lender Intercreditor Agreement” has the meaning assigned to such term in the Indenture.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Grantor has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor:  (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed, to the extent, if any, that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), and all renewals thereof, including those listed on Schedule III and (b) all goodwill associated therewith or symbolized thereby.

“Transactions” has the meaning assigned to such term in the Indenture.

“Trustee” has the meaning assigned to such term in the recitals of this Agreement until a successor replaces it and, thereafter, means the successor.

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ARTICLE II

[RESERVED]

ARTICLE III

PLEDGE OF SECURITIES

Section 3.01. Pledge.  Subject to the terms of the Intercreditor Agreements and the immediately following paragraph, as security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a) the Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such Grantor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (i) (A) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Grantor, (B) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Qualified CFC Holding Company directly owned by such Grantor, (C) any issued and outstanding Equity Interest of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary, (D) any issued and outstanding Equity Interests of any Qualified CFC Holdings Company that is not a “first tier” Qualified CFC Holding Company or (E) any Equity Interests in NIM Holdings Limited, Berry Plastics Acquisition Corporation II, Berry Plastics Acquisition Corporation XIV, LLC, Berry Plastics Asia Pte. Ltd., or Ociesse s.r.l.; (ii) to the extent applicable law requires that a Subsidiary of such Grantor issue directors’ qualifying shares, such shares or nominee or other similar shares; (iii) any Equity Interests that would not be required to be pledged, pursuant to Section 4.15(c) of the Indenture, if hereafter acquired, (iv) any Equity Interests of a Subsidiary to the extent that, as of the Issue Date, and for so long as, such a pledge of such Equity Interests would violate a contractual obligation binding on or relating to such Equity Interests; (v) any Equity Interests of a person that is not directly or indirectly a Subsidiary; and (vi) any Equity Interests or other securities of any of the Company’s Subsidiaries to the extent that the pledge of such securities results in the Company’s being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary not to be subject to such requirement and only for so long as such requirement is in existence; (b) (i) the debt obligations listed opposite the name of such Grantor on Schedule II, (ii) any debt securities in the future issued to such Grantor having, in the case of each instance of debt securities, an aggregate principal amount in excess of $5.0 million (which pledge, in the case of any intercompany note evidencing debt owed by a Foreign Subsidiary to a Grantor, shall be limited to 65% of the amount outstanding thereunder), and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt securities (the “Pledged Debt Securities”); (c) subject to Section 3.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other

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proceeds received in respect of, the property referred to in clauses (a) and (b) above; (d) subject to Section 3.05 hereof, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

In addition, notwithstanding anything to the contrary provided herein, in the event that Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation) is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s securities secure the Obligations, then the securities of such Subsidiary will not be subject to the Liens securing the Obligations and will automatically be deemed not to be part of the Collateral but only to the extent necessary not to be subject to such requirement and only for so long as required to not be subject to the requirement. In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to release the security interests in favor of the Collateral Agent on the Equity Interests or other securities that are so deemed to no longer constitute part of the Collateral for the relevant Obligations. In the event that Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation) is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s securities to secure the Obligations in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the securities of such Subsidiary will automatically be deemed to be a part of the Collateral but only to the extent permitted to not be subject to any such financial statement requirement.

TO HAVE AND TO HOLD, to the extent consistent with the terms of the Intercreditor Agreements, the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 3.02. Delivery of the Pledged Collateral.

(a)           Subject to the terms of the Intercreditor Agreements, (i) each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 3.02, (ii) if any Pledged Stock that is uncertificated on the date hereof shall hereafter become certificated, subject to the terms of the Intercreditor Agreements, the applicable Grantor shall promptly cause the certificate or certificates representing Pledged Stock to be delivered to the Collateral Agent, together with

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the accompanying stock powers or other documentation required by Section 3.02(c), and (iii) none of the Grantors shall permit any other party to “control” (for purposes of Section 8-106 of the New York UCC (or any analogous provision of the Uniform Commercial Code in effect in the jurisdiction whose law applies)) any uncertificated securities that constitute Pledged Collateral other than the Collateral Agent and any other Collateral Agent (as such term is defined in the Senior Lender Intercreditor Agreement).

(b)           To the extent any Indebtedness for borrowed money constitutes Pledged Collateral  (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law), each Grantor holding such Indebtedness for borrowed money shall cause such Indebtedness to be evidenced by a duly executed promissory note and, subject to the terms of the Intercreditor Agreements, such Grantor shall cause such promissory note to be  pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof, provided that, such pledge in the case of any intercompany note evidencing debt owed by a Foreign Subsidiary to a Grantor shall be limited to 65% of the amount outstanding thereunder.  To the extent any such promissory note is a demand note, each Grantor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 6.01(a), (b), (e), (f), or (g) of the Indenture unless such demand would not be commercially reasonable or would otherwise expose Grantor to liability to the maker as reasonably determined by the applicable Grantor.

(c)           Upon delivery, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer  and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

Section 3.03. Representations, Warranties and Covenants.  The Grantors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a)           Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and

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promissory notes or instruments evidencing Indebtedness required to be delivered pursuant to Section 3.02;

(b)           the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of the Company or an Affiliate of any such Subsidiary, to the best of each Grantor’s knowledge) have been duly and validly authorized and issued by the issuer thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of the Company or an Affiliate of any such Subsidiary, to the best of each Grantor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c)           except for the security interests granted hereunder, each Grantor (i) is and, subject to any transfers made in compliance with the Indenture, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Indenture  and other than Permitted Liens and (iv) subject to the rights of such Grantor under the Indenture Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d)           other than as set forth in the Indenture, and except for restrictions and limitations imposed by the Indenture Documents, the Intercreditor Agreements, or securities laws generally or otherwise permitted to exist pursuant to the terms of the Indenture, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)           each Grantor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)           other than as set forth in the Indenture or this Agreement or the schedules thereto or hereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

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(g)           by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement and a financing statement covering such Pledged Securities is filed in the appropriate filing office, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities under the New York UCC, subject only to Permitted Liens or Liens arising by operation of law, as security for the payment and performance of the Obligations;

(h)           each Grantor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and agrees to transfer record ownership of the Pledged Securities issued by it in connection with any request by the Collateral Agent;

(i)           if any additional direct or indirect Subsidiary of the Issuer is formed or acquired after the Issue Date (with any redesignation of such Subsidiary resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Domestic Subsidiary, the Issuer shall notify the Collateral Agent thereof, cause such Subsidiary to become a Subsidiary Party and cause the outstanding Equity Interests in and Indebtedness of such Subsidiary owned by or on behalf of any Grantor to be pledged pursuant to this Agreement, in each case other than assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to the Security Documents or Section 4.15(c) of the Indenture; and

(j)           if any additional Foreign Subsidiary of the Issuer is formed or acquired after the Issue Date (with any redesignation of such Subsidiary resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary, the Issuer shall notify the Collateral Agent thereof and cause the outstanding Equity Interests in such Foreign Subsidiary owned by or on behalf of any Grantor to be pledged pursuant to this Agreement, in each case other than assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 4.15(c) of the Indenture or the Security Documents (including, without limitation, pursuant to clause (i) of the proviso of Section 3.01 of this Agreement).

Section 3.04. Registration in Nominee Name; Denominations.  Subject to the terms of the Intercreditor Agreements, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent).  Each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.  If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger

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denominations for any purpose consistent with this Agreement.  Each Grantor shall use its commercially reasonable efforts to cause any Subsidiary that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 3.04, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

Section 3.05. Voting Rights; Dividends and Interest, Etc.

(a)           Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantors of the Collateral Agent’s intention to exercise its rights hereunder:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Indenture and the other Indenture Documents; provided, that, except as expressly permitted under the Indenture, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of the Collateral Agent or the other Secured Parties under this Agreement, the Indenture or any other Indenture Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Indenture Documents and applicable laws; provided, that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities, in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received

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(iv) by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent), subject to the terms of the Intercreditor Agreements.

(b)           Subject to the terms of the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the Company of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Grantor to receive dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent which, subject to the terms of the Intercreditor Agreements, shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.05 shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and, subject to the Intercreditor Agreements, shall be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 6.02 hereof.  After all Events of Default have been cured or waived and the Company has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account established pursuant to this Section 3.05(b).

(c)           Subject to the terms of the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the Company of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, subject to the terms of the Intercreditor Agreements and the Indenture, unless the Collateral Agent shall have received written objections from Holders of at least 25% in principal amount of the Securities then outstanding, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.  After all Events of Default have been cured or waived and the Company has delivered to the Collateral Agent a certificate to that effect, each Grantor shall have the right to exercise the

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voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

ARTICLE IV

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 4.01. Security Interest.

(a)           As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Letter of Credit Rights;

(xi) all Commercial Tort Claims;

(xii) all other personal property not otherwise described above (except for property specifically excluded from any defined term used in any of the foregoing clauses);

(xiii) all books and records pertaining to the Article 9 Collateral; and

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(xiv) to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in, and the Article 9 Collateral shall not include, (a) any vehicle covered by a certificate of title or ownership, whether now owned or hereafter acquired, (b) any assets (including Equity Interests) whether now owned or hereafter acquired, which would not be required to be pledged pursuant to Section 4.15 (c) of the Indenture if hereafter acquired, (c) any property excluded from the definition of Pledged Collateral pursuant to Section 3.01 hereof, (d) any Letter of Credit Rights to the extent any Grantor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose, (e) any Grantor’s right, title or interest in any license, contract or agreement to which such Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, any license, contract or agreement to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (f) any Equipment owned by any Grantor that is subject to a purchase money lien or a Capital Lease Obligation if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any person other than the Grantors as a condition to the creation of any other security interest on such Equipment, or (g) any Equity Interests or other securities of any of the Company’s Subsidiaries to the extent that the pledge of such securities results in the Company’s being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary not to be subject to such requirement and only for so long as such requirement is in existence.  Notwithstanding the provisions of clauses (a) through (f) above (but subject to clause (g) above), there shall not be excluded from the grant of the security interest set forth in this Section 4.01 any asset or property of a Grantor that is not also excluded from the grant of security interest to secure the Term Loan Obligations.

(b)           Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary

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or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property”.  Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of such Grantor, and naming such Grantor or the Grantors as debtors and the Collateral Agent as secured party. The Collateral Agent shall not be responsible for the preparation of the Uniform Commercial Code financing statements and the Intellectual Property Security Agreement and the filings thereof at any time or times.

(c)           The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

Section 4.02. Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Collateral Agent and the other Secured Parties that:

(a)           Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Indenture.

(b)           The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete, in all material respects, as of the Issue Date.  The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been prepared based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule IV hereto (or specified by notice from the Company to the Collateral Agent after the Issue Date in the case of filings, recordings or registrations required by Section 4.15 of the Indenture) constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the

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validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments.  Each Grantor represents and warrants that fully executed Intellectual Property Security Agreements containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c)           The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral (other than Commercial Tort Claims) in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office upon the making of such filing with such office, in each case, as applicable, with respect to material Intellectual Property Collateral. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, subject to Permitted Liens.

(d)           The Article 9 Collateral is owned by the Grantors free and clear of any Lien, other than Permitted Liens.  None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii)

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any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e)           None of the Grantors holds any Commercial Tort Claim individually in excess of $5.0 million as of the Issue Date except as indicated on the Perfection Certificate.

(f)           Except as set forth in the Perfection Certificate, as of the Issue Date, all Accounts have been originated by the Grantors and all Inventory has been produced or acquired by the Grantors in the ordinary course of business.

(g)           As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”), to the best of each Grantor’s knowledge:

(i) The Intellectual Property Collateral set forth on Schedule III includes all of the material Patents, domain names, Trademarks, Copyrights and IP Agreements owned by such Grantor as of the date hereof.

(ii) The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor’s knowledge, is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect.  Such Grantor is not aware of any uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

(iii) Such Grantor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States and such Grantor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(iv) With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect:  (A) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (B) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default

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(v) has not been cured or waived; and (C) neither such Grantor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(vi) Except as would not reasonably be expected to have a Material Adverse Effect, no Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

Section 4.03. Covenants.

(a)           Each Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in its corporate or organization name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization.  Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence.  Each Grantor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the benefit of the Secured Parties.  Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b)           Subject to the rights of such Grantor under the Indenture Documents to dispose of Collateral, each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent, for the benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c)           Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions that, subject to the terms of the Intercreditor Agreements and the Indenture, the Holders of at least 25% in principal amount of the Securities then outstanding or the Collateral Agent may from time to time reasonably request to better assure, preserve, protect, defend and perfect the Security Interest and the rights and remedies created hereby, including, without limitation, the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and of Section 4.15 of the Indenture. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $5.0 million shall be or become evidenced by any promissory note or other

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instrument, subject to the terms of the Intercreditor Agreements, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent, subject to the terms of the Intercreditor Agreements.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute material Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Grantor shall have the right, exercisable within 30 days after the Company has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Article 9 Collateral.  Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 30 days after the date it has been notified by Collateral Agent of the specific identification of such Article 9 Collateral.

(d)           Subject to the terms of the Intercreditor Agreements, after the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification.  The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e)           Subject to the terms of the Intercreditor Agreements, at its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Indenture or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.03(e) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Indenture Documents.

(f)           Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Grantor jointly and severally agrees to indemnify and hold

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harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(g)           None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by the Indenture and the other provisions hereof.  None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by the Indenture and the other provisions hereof.

(h)           [Reserved].

(i)           Subject to the terms of the Intercreditor Agreements, each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable.  All sums disbursed by the Collateral Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

(j)             In the event any Grantor shall create any additional security interest upon any property or assets to secure any obligations under the Term Loan Credit Agreement, it shall concurrently grant a security interest upon such property as security for the Obligations.

(k)           Subject to the terms of the Intercreditor Agreements, in the event any Grantor shall undertake any actions to perfect or protect any liens on any assets pledged in connection with the Term Loan Credit Agreement, such Grantor shall also at the same time undertake such actions with respect to the Collateral for the benefit of the Collateral Agent without request by the Collateral Agent.

Section 4.04. Other Actions.  Subject to the terms of the Intercreditor Agreements, in order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

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(a)           Instruments and Tangible Chattel Paper.  If any Grantor shall at any time hold or acquire any Instruments (other than checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $5.0 million, subject to the terms of the Intercreditor Agreements, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)           Investment Property.  Except to the extent otherwise provided in Article III and subject to the terms of the Intercreditor Agreements, if any Grantor shall at any time hold or acquire any Certificated Security constituting Pledged Collateral or Article 9 Collateral, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify.  If any security of a domestic issuer now owned or hereafter acquired by any Grantor is uncertificated and is issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Collateral Agent of such uncertificated securities and (a) upon the Collateral Agent’s reasonable request and (b) upon the occurrence and during the continuance of an Event of Default, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such security, without further consent of any Grantor or such nominee, or (ii) cause the issuer to register the Collateral Agent as the registered owner of such security. Subject to the terms of the Intercreditor Agreements, if any security or other Investment Property, whether certificated or uncertificated, representing an Equity Interest in a third party and having a fair market value in excess of $5.0 million now or hereafter acquired by any Grantor is held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to a Control Agreement in form and substance reasonably satisfactory to the Collateral Agent, either (A) cause such securities intermediary or commodity intermediary, as applicable, to agree, in the case of a securities intermediary, to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such securities or other Investment Property or, in the case of a commodity intermediary, to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Grantor or such nominee, or (B) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become entitlement holders with respect to such Investment Property, for the ratable benefit of the Secured Parties, with such Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by

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any Grantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such withdrawal or dealing rights, would occur.  The provisions of this paragraph (b) shall not apply to any Financial Assets credited to a securities account for which the Collateral Agent is the securities intermediary.

(c)           Commercial Tort Claims.  If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $5.0 million, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement.

Section 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral

(a)           Each Grantor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Grantor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b)           Each Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c)           Each Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Grantor’s business that it publishes, displays and distributes, use a copyright notice as required under applicable copyright laws.

(d)           Each Grantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Grantor’s business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Grantor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

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(e)           Each Grantor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on an annual basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding twelve-month period, in each case to the extent such application or registration relates to the Intellectual Property material to the normal course of such Grantor’s business and (ii) subject to the terms of the Intercreditor Agreements, execute and deliver any and all agreements, instruments, documents and papers necessary or as the Collateral Agent may otherwise reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright and the perfection thereof.

(f)           Each Grantor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Grantor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is material to the normal conduct of such Grantor’s business, including, when applicable and necessary in such Grantor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Grantor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)           In the event that any Grantor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Collateral Agent and shall, if such Grantor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

ARTICLE V

OTHER SECURITY DOCUMENTS AND OTHER ACTIONS

Section 5.01. Mortgages.  In addition to the security interests created under Articles III and IV, the parties acknowledge that each Grantor shall use commercially reasonable efforts to deliver to the Collateral Agent as promptly as reasonably practicable, in any event within 120 days from the date of the Indenture, (a) counterparts of each Mortgage to be entered into with respect to each Real Property identified in Schedule V owned by a Grantor, which Real Property is currently subject to a Mortgage in favor of the secured parties under the Security Agreement, duly executed and delivered by the record owner of such

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property and suitable for recording or filing and such other documents including, but not limited to, any consents, agreements and confirmations of third parties with respect to any such Mortgage or property, in each case consistent in form and substance with such documents as previously delivered to the Term Facility Administrative Agent and the Revolving Facility Administrative Agent, and (b) a policy, policies or pro forma policy or policies or marked up unconditional binder(s) of title insurance or foreign equivalent thereof (if any and if available), as applicable, paid for by the Company, issued by a nationally recognized title insurance company insuring the lien of each mortgage (which may be the same as the company or companies insuring the Mortgages in favor of the secured parties under the Security Agreement) to be entered into on or after the date hereof as a valid lien on the applicable property described therein, free of any other liens, except for Permitted Liens and liens arising by operation of law, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available), and with respect to any such property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form consistent with that previously delivered to the Term Facility Administrative Agent and Revolving Facility Administrative Agent or such other form as is customary for such municipality (it being understood that (x) no new or updated surveys shall be required to be delivered in connection with the delivery of any title insurance policies and (y) the last survey or update delivered or certified to the Term Facility Administrative Agent and Revolving Facility Administrative Agent shall be acceptable to the Collateral Agent together with an affidavit from the property owner (if required by the title company) stating there have been no substantial changes materially affecting the use of the property in the business since the date of such last survey or update, so long as the same is sufficient for the title insurance company to remove the so-called standard survey exception and issue all survey-related endorsements to the title insurance policies described in clause (b) of this sentence, in substantially the same manner and to substantially the same extent as the title company has previously insured such persons).

ARTICLE VI

REMEDIES

Section 6.01. Remedies Upon Default.  Subject to the terms of the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent, on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times:  (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent (on behalf of the Secured Parties) or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Grantor hereby agrees

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to use) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Grantor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law.  Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof.  Upon consummation of any such sale of Collateral pursuant to this Section 6.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 Business Days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 6.01, any Secured Party may bid for or purchase for cash, free (to the

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extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 6.02 hereof without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose under this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 6.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 6.02. Application of Proceeds.

(a)           Subject to the terms of the Intercreditor Agreements, the Collateral Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent or the Trustee in connection with such collection or sale or otherwise in connection with this Agreement, any other Indenture Document or any of the Obligations, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent or the Trustee hereunder or under any other Indenture Document on behalf of any Grantor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Indenture Document, and all other fees, indemnities and other amounts owing or reimbursable to the Collateral Agent or the Trustee under any Indenture Document in its capacity as such;

SECOND, to interest due in respect of the Obligations which such Collateral secures;

THIRD, to the principal of the Obligations which such Collateral secures; and

FOURTH, to the Company, its successors or assigns, or as a court of competent jurisdiction may otherwise direct (provided that the Company and other Grantors may separately allocate such excess proceeds among themselves after delivery by the Collateral Agent to the Company).

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(b)           Subject to the terms of the Intercreditor Agreements, the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.  If, despite the provisions of this Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 6.02.

(c)           If, after receipt of any payment which is applied to the payment of all or any part of any Obligations, a Secured Party is for any reason compelled to surrender such payment or proceeds to any person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible set-off, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Secured Party and the Company shall be liable to pay to such Secured Party, and shall indemnify each Secured Party and hold such Secured Party harmless for the amount of such payment or proceeds surrendered.  The provisions of this Section 6.02(c) shall be and remain effective notwithstanding any contrary action which may have been taken by a Secured Party in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Secured Parties’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 6.02(c) shall survive the termination of this Agreement.

Section 6.03. Securities Act, Etc.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor

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acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 6.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE VII

[RESERVED]

ARTICLE VIII

[RESERVED]

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices.  All communications and notices hereunder shall (except as otherwise permitted herein) be in writing and given as provided in Section 13.02 of the Indenture.  All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Company, with such notice to be given as provided in Section 13.02 of the Indenture.

Section 9.02. Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Indenture Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or

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waiver of or any consent to any departure from the Indenture, any other Indenture Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

Section 9.03. Limitation By Law.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 9.04. Binding Effect; Several Agreement.  This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Indenture.  This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

Section 9.05. Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.  Written notice of resignation by the Collateral Agent as trustee pursuant to the Indenture shall also constitute notice of resignation as the Collateral Agent under this Agreement.  Upon the acceptance of any appointment as the trustee under the Indenture by a successor Collateral Agent, that successor trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto.

Section 9.06. Collateral Agent’s Fees and Expenses; Indemnification.

(a)           Each Grantor jointly and severally agrees to pay upon demand to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees, disbursements and other charges of its counsel and of any experts or agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any rights of the Collateral Agent hereunder or (iv) the failure of any Grantor to perform or observe any of the provisions hereof applicable to it.

(b)           Without limitation of its indemnification obligations under the other Indenture Documents, each Grantor jointly and severally agrees to indemnify the Collateral Agent, the Trustee, the Holders and each Affiliate of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution, delivery or performance of this Agreement or any other Indenture Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and other transactions contemplated hereby, (ii) the use of proceeds of the Securities or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents.  The provisions of this Section 9.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Indenture Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Indenture Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.  All amounts due under this Section 9.06 shall be payable on written demand therefor, accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

Section 9.07. Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.  The Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in

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the name of such Grantor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 9.08. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.09. Waivers; Amendment.

(a)           No failure or delay by the Collateral Agent or any Secured Party in exercising any right, power or remedy hereunder or under any other Indenture Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Trustee, Collateral Agent and the Secured Parties hereunder and under the other Indenture Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.09, and then such waiver or consent shall be effective only in the specific instance and for

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the purpose for which given.  No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor the Intercreditor Agreements or any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to the limitations in the Indenture and the Intercreditor Agreements or as otherwise provided in the Indenture or the Intercreditor Agreements.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INDENTURE DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11. Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Indenture Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.12. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.04 hereof.  Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

Section 9.13. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.14. Jurisdiction; Consent to Service of Process.

(a)           Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Indenture Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Trustee, Collateral Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Indenture Document against any Grantor, or its properties, in the courts of any jurisdiction.

(b)           Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Indenture Document in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.15. Termination or Release. This Agreement, pledges made herein, and all security interests granted hereby shall terminate only in accordance with the Indenture and consistent with the Intercreditor Agreements.

Section 9.16. Additional Subsidiaries.  If, pursuant to the Indenture or this Agreement, the Company is required to cause any Subsidiary that is not a Subsidiary Party to become a Subsidiary Party to secure the Obligations of the Company, upon execution and delivery by the Collateral Agent and such Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein.  The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement.  The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 9.17. Right of Set-off

.  If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of any party to this

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Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Secured Party under this Section 9.17 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have. Any amounts received by any Holder pursuant to this Section 9.17 should be applied pursuant to Section 6.02.

Section 9.18. Subject to Intercreditor Agreements

.  Notwithstanding anything herein to the contrary, the terms of this Agreement are expressly subject to the terms of (a) the Senior Lender Intercreditor Agreement, (b) the Junior Intercreditor Agreement and (c) Senior Fixed Lender Intercreditor Agreement.  In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Agreement, the terms of the applicable Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, so long as the Senior Lender Intercreditor Agreement and/or the Senior Fixed Lender Intercreditor Agreement are outstanding, (i) the requirements of this Agreement to endorse, assign or deliver Collateral to the Collateral Agent shall be deemed satisfied by endorsement, assignment or delivery of such Collateral to the Possessory Collateral Agent and (ii) any endorsement, assignment or delivery to the Possessory Collateral Agent shall be deemed an endorsement, assignment or delivery to the Collateral Agent for all purposes hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BERRY PLASTICS CORPORATION
AEROCON, LLC
BERRY IOWA, LLC
BERRY PLASTICS DESIGN, LLC
BERRY PLASTICS OPCO, INC.
BERRY PLASTICS TECHNICAL SERVICES, INC.
BERRY STERLING CORPORATION
CARDINAL PACKAGING, INC.
CPI HOLDING CORPORATION
KNIGHT PLASTICS, INC.
LANDIS PLASTICS, LLC
PACKERWARE CORPORATION
PESCOR, INC.
POLY-SEAL, LLC
VENTURE PACKAGING, INC.
VENTURE PACKAGING MIDWEST, INC.
BERRY PLASTICS ACQUISITION CORPORATION III
BERRY PLASTICS ACQUISITION CORPORATION V
BERRY PLASTICS ACQUISITION CORPORATION VIII
BERRY PLASTICS ACQUISITION CORPORATION IX
BERRY PLASTICS ACQUISITION CORPORATION X
BERRY PLASTICS ACQUISITION CORPORATION XI
BERRY PLASTICS ACQUISITION CORPORATION XII
BERRY PLASTICS ACQUISITION CORPORATION XIII
KERR GROUP, LLC
SAFFRON ACQUISITION, LLC
SUN COAST INDUSTRIES, LLC
BERRY PLASTICS ACQUISITION CORPORATION XV, LLC
SETCO, LLC
TUBED PRODUCTS, LLC
COVALENCE SPECIALTY COATINGS LLC
COVALENCE SPECIALTY ADHESIVES LLC
ROLLPAK ACQUISITION CORPORATION

ROLLPAK CORPORATION
CAPTIVE HOLDINGS, INC.
CAPTIVE PLASTICS, INC.
CAPLAS NEPTUNE LLC
CAPLAS LLC
GRAFCO INDUSTRIES LIMITED PARTNERSHIP

By:
Name:
Title:

WELLS FARGO BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

Exhibit I
to Collateral Agreement

SUPPLEMENT NO. ______ dated as of _____________ (this “Supplement”), to the Collateral Agreement dated as of April 21, 2008 (the “Collateral Agreement”), among BERRY PLASTICS CORPORATION, a Delaware corporation, (the “Company”), each subsidiary of the Company identified herein as a party (each, a “Subsidiary Party”) and WELLS FARGO BANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A.           Reference is made to (i) the Indenture dated as of April 21, 2008 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Indenture”), among the Company, the Subsidiary Parties and Wells Fargo Bank, N.A., as Trustee (the “Trustee”) and (ii) the Purchase Agreement dated as of April 16, 2008 (as amended, restated, stated, supplemented, waived or otherwise modified from time to time, the “Purchase Agreement”), among the Company, the several parties named in Schedule I thereto (the “Initial Purchasers”) and the Subsidiary Parties thereto.

B.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture and the Collateral Agreement referred to therein.

C.           The Grantors have entered into the Collateral Agreement in order to induce the Trustee to enter into the Indenture and the Initial Purchasers to purchase the Original Securities.  Section 9.16 of the Collateral Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Indenture to become a Subsidiary Party under the Collateral Agreement as consideration for credit previously extended to the Company.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 9.16 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and a Grantor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Party and a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct, in all material respects, on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary.  Each reference to a “Subsidiary Party” or a “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary.  The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.  This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  This Supplement shall become effective when (a) the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Collateral Agent has executed a counterpart hereof.

SECTION 4.   The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Article 9 Collateral of the New Subsidiary as of the date hereof, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5.  Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6.THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.   In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Collateral Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

Exhibit I

[Name of New Subsidiary]

By:
Name:
Title:

Legal Name:

Jurisdiction of Formation:

Location of Chief Executive Office:

WELLS FARGO BANK, N.A.,  as Collateral Agent

By:
Name:
Title:

Exhibit I

Exhibit II
to Collateral Agreement

[Form of]

PERFECTION CERTIFICATE